Exhibit 99.1

News Release Contact: Ralph Pitts, Belk, Inc., 704-426-8402, ralph_pitts@belk.com

Belk, Inc. First Quarter Comparable

Store Sales Grow 5.2 Percent

Company Repurchases $102 Million in Stock

CHARLOTTE, N.C., June 3, 2013 – Belk, Inc., the nation’s largest family owned and operated fashion department store company, today announced operating results for its fiscal first quarter ended May 4, 2013.

Tim Belk, chairman and chief executive officer of Belk, Inc., said, “Our sales growth for the quarter remained strong as we continue to benefit from the investments we are making in the business. The bottom line was impacted by lower margins resulting from increased promotions as well the expense associated with the investments. While those investments will increase our expense in the short term, we expect them to generate strong future returns.”

Net Sales

Net sales for the 13-week period ended increased 5.1 percent to $956 million compared to the prior-year period. The increase was primarily the result of increased promotions and investments in ongoing strategic merchandising, marketing, branding, eCommerce and service excellence initiatives. Comparable store sales grew for the 13th consecutive quarter, with a 5.2 percent increase.

Merchandise categories with the highest growth rate for the first quarter included ladies accessories, cosmetics, fine jewelry, men’s and kids. The company’s eCommerce sales grew 67 percent increase over the same prior-year period. Online sales positively affected comparable store sales by 1.6 percent for the period.

Net Income

Net income for the first quarter decreased to $28.2 million, compared to $40.3 million for the same 13-week prior year period. The decrease was primarily driven by higher expense associated with the company’s investments in strategic initiatives, and a decrease in margin rate. Net income excluding non-comparable items was $28.4 million compared to $39.7 million for the same prior-year period. A reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.

Belk Celebrates 125th Anniversary

Belk is celebrating its 125th anniversary this year with numerous special promotions and events designed to express appreciation to customers, associates, vendors and other stakeholders for their contributions to the company’s success. Activities will include exclusive product offerings, celebrity appearances and community service projects across the company’s 16-state market area. For more information, visit belk.com/125 or belk.com/mediaroom.

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New Stores, Store and Departmental Expansions and Remodels

Belk completed shoe and jewelry expansion and remodeling projects in 24 stores across 11 Southern states during the quarter. Other store improvement projects planned for the current fiscal year include the opening of a new store in New Braunfels, Texas, the opening of new stores in Morganton and Salisbury, N.C. to replace existing stores, and the completion of eight store expansions, nine store remodels, and expansions and remodels of watches and sunglasses departments in 25 stores.

The company previously announced plans to open new flagship stores in 2014 at the Galleria in Dallas, Texas, and Bridge Street Town Centre in Huntsville, Ala. It also plans to expand existing stores in Flowood, Miss., Greensboro, N.C. (Friendly Center), and Mt. Pleasant, S.C. and convert them to flagship stores over the next two years.

Private Brand Launches

Belk launched two new private brands this spring - MADE Cam Newton, a menswear line being offered in 133 stores and at belk.com, and CYNTHIA Cynthia Rowley, an exclusive line of apparel, handbags, jewelry, scarves, accessories and small leather goods now available in 149 stores and at belk.com.

Belk, Inc. Stock Self Tender Offer Results Announced

On March 27 2013, Belk’s Board of Directors approved a self-tender offer to purchase shares of the company’s common stock at a price of $50.00 per share. The tender offer was initiated on April 25, 2013, and on May 23, 2013, Belk accepted for purchase 2,038,229 shares of common stock for approximately $102 million.

About Belk, Inc.

Charlotte, N.C.-based Belk, Inc. (www.belk.com) is the nation’s largest family owned and operated department store company with 301 Belk stores located in 16 Southern states. Founded in 1888 by William Henry Belk in Monroe, N.C., the company is in the third generation of Belk family leadership and has been committed to community involvement since its inception. Each year, Belk gives a portion of its pretax income back to the communities it serves. In the fiscal year ending Jan. 31, 2013, the company and its associates, customers and vendors, donated more than $19 million to those communities. Belk stores and belk.com offer a wide assortment of top national brands and private label fashion apparel, shoes and accessories for the entire family along with top name cosmetics, a wedding registry and a large selection of quality merchandise for the home. To connect with Belk go to: Belk Get Connected.

NOTES:

To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the Company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results. Belk also

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excludes such items when evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.

Certain statements made in this news release may constitute forward-looking statements. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue” or other similar words.

Forward-looking statements include information concerning possible or assumed future results from merchandising, marketing and advertising in our stores and through the Internet, general economic conditions, and our ability to be competitive in the retail industry, our ability to execute profitability and efficiency strategies, our ability to execute growth strategies, anticipated benefits from our strategic initiatives to strengthen our merchandising and planning organizations, anticipated benefits from our belk.com website and our eCommerce fulfillment center, the expected benefits of new systems and technology, and the anticipated benefits under our Program Agreement with GE. These forward-looking statements are subject to certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in such forward-looking statements.

Risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements include, but are not limited to: economic, political and business conditions, nationally and in our market areas, including rates of economic growth, interest rates, inflation or deflation, consumer credit availability, levels of consumer debt and bankruptcies, tax rates and policy, unemployment trends, a health pandemic, catastrophic events, potential acts of terrorism and threats of such acts and other matters that influence consumer confidence and spending; our ability to anticipate the demands of our customers for a wide variety of merchandise and services, including our predictions about the merchandise mix, quality, style, service, convenience and credit availability of our customers; unseasonable and extreme weather conditions in our market areas; seasonal fluctuations in quarterly net income due to the significant portion of our revenues generated during the holiday season in the fourth fiscal quarter and the significant amount of inventory we carry during that time; competition from other department and specialty stores and other retailers, including luxury goods retailers, general merchandise stores, Internet retailers, mail order retailers and off-price and discount stores, in the areas of price, merchandise mix, quality, style, service, convenience, credit availability and advertising; our ability to effectively use advertising, marketing and promotional campaigns to generate high customer traffic in our stores and through online sales; variations in the amount of vendor allowances; our ability to successfully implement our new information technology platform that will impact our primary merchandising, planning and core financial process; our ability to successfully operate our website, and our fulfillment facilities and manage our social community engagement by providing a broader range of our information online, including current sales promotions and special events; our ability to manage multiple significant change initiatives simultaneously; our ability to find qualified vendors from which to source our merchandise and our ability to access products in a timely and efficient manner from a wide variety of domestic and international vendors; and to deliver in a timely and cost-efficient manner; increases in the price of merchandise, raw materials, fuel and labor or their reduced availability; the income we receive from, and the timing of receipt of, payments from GE, the operator of our private label credit card business, which depends upon the amount of purchases made through the proprietary credit cards, changes in customers’ credit card use, and GE’s ability to extend credit to our customers; our ability to manage our expense structure; our ability to continue to open new stores, or to remodel or expand existing stores, including the availability of existing retail stores or store sites on acceptable terms and our ability to successfully execute our retailing concept in new markets and geographic regions; our ability to manage risks associated with owning and leasing real estate; the efficient and effective operation of our distribution network, and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to prevent a security breach that results in the unauthorized disclosure of company, employee or customer information; the effectiveness of third parties in managing our outsourced business; loss of key management or qualified employees or an inability to attract, retain and motivate additional highly skilled employees; changes in federal, state or local laws and regulations; and our ability to comply with debt covenants, which could adversely affect our capital resources, financial condition and liquidity.

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Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.

For a detailed description of the risks and uncertainties that might cause our results to differ from those we project in our forward-looking statements, we refer you to the section captioned “Risk Factors” in our annual report on Form 10-K for the fiscal year ended February 2, 2013 that we filed with the SEC on April 17, 2013. Our other filings with the SEC may contain additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider. Upon request, we will provide copies of these filings to you free of charge.

BELK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
(millions)
Revenues	$955.8	$909.8
Cost of goods sold (including occupancy, distribution and buying expenses)	645.2	602.5
Selling, general and administrative expenses	255.9	232.9
Gain on sale of property and equipment	0.5	1.1
Asset impairment and exit costs	0.7	0.1

Operating income	54.5	75.4
Interest expense, net	(10.8)	(12.5)

Income before income taxes	43.7	62.9
Income tax expense	15.5	22.6

Net income	$28.2	$40.3

BELK, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME AND

NET INCOME EXCLUDING NON-COMPARABLE ITEMS

(unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012
(millions)
Net income	$28.2	$40.3
Gain on sale of property and equipment, net of income tax	(0.3)	(0.7)
Asset impairment and exit costs, net of income tax	0.5	0.1

Net income excluding non-comparable items	$28.4	$39.7